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                                        THE CONNECTICUT LIGHT AND POWER COMPANY        Exhibit 12.2
                                         (EXHIBIT 12 SEC RATIO)
                                         RATIO OF EARNINGS TO FIXED CHARGES
                                         AND PREFERRED DIVIDEND REQUIREMENTS            Twelve Months
                                                                                           Ended
                                                    Year Ending December 31,            June 30, 1994
                                 1989       1990       1991       1992       1993       (Unaudited)
                               ---------- ---------- ---------- ---------- ----------    ----------
Earnings:
Income from Continuing
   Operations                $   207,875    224,783    240,818    206,714    143,702 (b)   193,830
Current Income Taxes              78,459     72,843     52,499     88,926    159,876       142,922
Deferred Income Taxes             29,365     34,291    108,754     66,391    (20,188)       30,175
                               ---------- ---------- ---------- ---------- ----------    ----------
Earnings Before Income Taxes     315,699    331,917    402,071    362,031    283,390       366,927

Less: Undistributed Income from
less than 50 % owned companies     1,253        957        611         95        234         1,414

Fixed Charges                    237,386    216,842    198,000    184,407    165,213       152,420
                               ---------- ---------- ---------- ---------- ----------    ----------
Earnings Available for
Fixed Charges                    551,832    547,802    599,460    546,343    448,369       517,933

Fixed Charges:
Interest on Long Term Debt       186,301    176,940    162,307    145,066    126,850       117,647
Amortization of Debt Discount
   and expense, less premium       3,158      3,248      3,949      6,248      7,412         8,722
Interest on Short Term Debt        9,269      4,913      6,208      3,679      6,111         5,725
Other Interest                     5,554      4,294        789      5,659      5,423         2,039
Portion of rents representative
   of the interest factor         33,104     27,447     24,747     23,755     19,417        18,287
                               ---------- ---------- ---------- ---------- ----------    ----------
Total Fixed Charges              237,386    216,842    198,000    184,407    165,213       152,420

Preferred Dividend
   Requirements (a)               44,934     52,224     57,683     55,992     57,547        49,920
                               ---------- ---------- ---------- ---------- ----------    ----------
Total Fixed Charges and
Preferred Dividend Requirement   282,320    269,066    255,683    240,399    222,760       202,340


Ratio of Earnings to Combined
Fixed Charges and
Preferred Dividend Requirement      1.95       2.03       2.34       2.27       2.01          2.55
                                   ======     ======     ======     ======     =======       =======

(a)  Preferred Dividends          29,581     35,358     34,541     31,977     29,182        26,371
     Ratio of Earnings before
     Income Taxes to Income(b)     1.519      1.477      1.670      1.751      1.972         1.893
                               ---------- ---------- ---------- ---------- -----------   -----------
     Preferred Dividend
     Requirements                 44,934     52,224     57,683     55,992     57,547        49,920

(b)  Excludes the cumulative effect of an accounting change of $47.7 million.

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